EXHIBIT (g)(2)

                                                                  EXHIBIT (g)(2)




INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Senior Floating Rate Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Senior Floating Rate Fund, Inc. as of August 31, 1994, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended and the period November 3, 1989 (commencement of operations) to August 31, 1990. These financial statements and the financial highlights are the responsibility of the fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at August 31, 1994 by correspondence with the custodian and financial intermediaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Senior Floating Rate Fund, Inc. at August 31, 1994, the results of its operations, its cash flows, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.

As discussed in Notes 1a and 1b, the financial statements include senior secured floating rate loan interests ("Loan Interests") valued at $792,814,431 (84.84% of all net assets of the Fund), whose values are fair values as determined by or under the direction of the Board of Directors in the absence of actual market values. Determination of fair value involves subjective judgment, as the actual market value of a particular Loan Interest can be established only by negotiation between the parties in a sales transaction. We have reviewed the procedures established by the Board of Directors and used by the Fund's investment adviser in determining the fair values of such Loan Interests and have inspected underlying documentation, and under the circumstances, we believe that the procedures are reasonable and the documentation appropriate.

DELOITTE & TOUCHE LLP
Princeton, New Jersey
October 6, 1994

                                                                  EXHIBIT (g)(2)

                 MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.
                 Schedule of Investments as of August 31, 1994

                                                                                        FACE        VALUE
     INDUSTRY                 SENIOR SECURED FLOATING RATE LOAN INTERESTS*             AMOUNT     (NOTE 1B)
------------------  ----------------------------------------------------------------   -------    ---------
                                                                                          (IN THOUSANDS)
Aerospace--7.33%    Allison Engine Co., Term Loan B, due 12/31/98, 7.25% to            $25,000     $25,000
                    9/08/94.........................................................
                    Aviall Inc., Term Loan B, due 11/30/00:.........................
                     7.75% to 9/07/94...............................................     3,640       3,640
                     7.69% to 10/07/94..............................................     4,853       4,853
                     8.19% to 12/07/94..............................................    12,132      12,132
                    Gulfstream Aerospace Corp., Revolving Credit Loan, due
                    3/31/98:........................................................
                     9.00%(1).......................................................       308         308
                     7.00% to 10/21/94..............................................     1,923       1,923
                    Gulfstream Aerospace Corp., Term Loan, due 3/31/97, 7.63% to        11,374      11,374
                    1/13/95.........................................................
                    Gulfstream Aerospace Corp., Term Loan, due 3/31/98, 7.57% to         9,260       9,260
                    9/08/94.........................................................
                                                                                       -------    ---------
                                                                                        68,490      68,490
Airlines--1.49%     Northwest Airlines, Inc., Term Loan, due 9/15/97:...............
                     7.375% to 9/12/94..............................................       217         217
                     7.25% to 10/20/94..............................................     6,603       6,603
                     7.3125% to 10/20/94............................................       105         105
                     7.50% to 10/20/94..............................................     2,809       2,809
                     7.625% to 11/10/94.............................................     1,165       1,165
                     7.625% to 12/21/94.............................................     3,057       3,057
                                                                                       -------    ---------
                                                                                        13,956      13,956
Analytical          Elsag Bailey, Term Loan, due 8/30/02, 7.0625% to 9/19/94........    14,000      14,000
Instruments--2.86%  Waters Corp., Term Loan B, due 8/31/01, 10.125%(1)..............     5,644       5,644
                    Waters Corp., Term Loan C, due 8/31/02, 10.50%(1)...............     3,950       3,950
                    Waters Corp., Term Loan D, due 2/28/03, 10.875%(1)..............     3,175       3,175
                                                                                       -------    ---------
                                                                                        26,769      26,769
Broadcast/          Silver King Communications, Term Loan B, due 7/31/02, 7.8125% to    18,000      18,000
Media--1.93%         11/03/94.......................................................
Building            Overhead Door Corp., Revolving Credit Loan, due 8/18/99,               205         205
                    9.25%(1)........................................................
Materials--1.29%    Overhead Door Corp., Revolving Credit Loan, due 8/18/99, 7.3125%     1,978       1,978
                     to 9/30/94.....................................................
                    Overhead Door Corp., Term Loan, due 8/18/99, 7.3125% to              9,886       9,886
                    9/30/94.........................................................
                                                                                       -------    ---------
                                                                                        12,069      12,069
Chemicals--4.47%    Freedom Chemical Company, Term Loan B, due 6/30/02, 8.1875% to      20,000      20,000
                    11/30/94........................................................
                    Inspec Technologies, Term Loan B, due 12/02/00, 7.4375% to           5,000       5,000
                    9/30/94.........................................................
                    OSI Specialties, Inc., Term Loan, due 6/30/00:..................
                     7.34% to 9/15/94...............................................     4,773       4,773
                     7.57% to 9/22/94...............................................     4,512       4,512
                    Thoro PCR, Inc., Term Loan A, due 12/30/99:.....................
                     7.57% to 9/26/94...............................................        39          39
                     7.57% to 10/25/94..............................................     1,166       1,166
                    Thoro PCR, Inc., Term Loan B, due 12/30/01, 7.82% to 10/25/94...     2,431       2,431
                    Thoro Systems Products Inc., Term Loan A, due 12/30/99:.........
                     7.57% to 9/26/94...............................................        24          24
                     7.57% to 10/25/94..............................................       733         733
                     Thoro Systems Products, Inc., Term Loan B, due 12/30/01, 7.82%      1,528       1,528
                       to 10/25/94..................................................
                    Thoro Worldwide Inc., Term Loan A, due 12/30/99:................
                     7.57% to 9/26/94...............................................        17          17
                     7.57% to 10/25/94..............................................       500         500
                    Thoro Worldwide, Inc., Term Loan B, due 12/30/01,...............
                     7.82% to 10/25/94..............................................     1,042       1,042
                                                                                       -------    ---------
                                                                                        41,765      41,765
Computing           Lexmark Holdings, US, Term Loan, due 3/27/98:...................
Equipment--1.44%     7.2813% to 9/30/94.............................................     7,319       7,319
                     7.3125% to 10/31/94............................................     6,106       6,106
                                                                                       -------    ---------
                                                                                        13,425      13,425

Merrill Lynch Senior Floating Rate Fund, Inc.
Schedule of Investments as of August 31, 1994 (continued)                                                         (in Thousands)

                                                                                                        Face             Value
Industry                         Senior Secured Floating Rate Loan Interests*                          Amount          (Note 1b)
Consumer               Playtex Family Products Inc., Term Loan B, due 6/01/01, 7.88% to 10/11/94     $ 19,857           $ 19,857
Products -- 2.13%

Containers -- 2.90%    Ivex Packaging Corp., Term Loan B, due 12/31/99:
                          10.00%(1)                                                                       279                279
                          7.75% to 9/26/94                                                              6,000              6,000
                          8.19% to 9/26/94                                                                857                857
                          8.82% to 2/24/95                                                              2,714              2,714
                       Portola Packaging, Inc., Term Loan B, due 7/01/99, 8.25% to 9/08/94              7,250              7,250
                       Silgan Corp., Term Loan B, due 9/15/96:
                          8.188% to 12/07/94                                                            5,000              5,000
                          8.125% to 12/09/94                                                            5,000              5,000
                                                                                                     --------           --------
                                                                                                       27,100             27,100

Diversified            American Standard, Inc., Term Loan A, due 6/01/00:
Manufacturing --         8.00% to 12/02/94                                                             22,222             22,222
12.05%                   8.0625% to 12/02/94                                                            2,472              2,472
                       Desa International Inc., Term Loan B, due 11/30/00, 7.875% to 9/27/94           10,000             10,000
                       InterMetro Industries, Term Loan B, due 6/30/01, 8.32% to 1/03/95               10,185             10,185
                       InterMetro Industries, Term Loan C, due 12/31/02, 8.82% to 1/03/95              14,815             14,815
                       Joy Technologies, Inc., Term Loan B, due 12/31/98:
                          7.8125% to 9/29/94                                                            9,898              9,898
                          8.00% to 11/28/94                                                             2,939              2,939
                       The Pullman Co., Inc., Term Loan, due 9/30/96:
                          9.00%(1)                                                                      1,139              1,139
                          9.25%(1)                                                                      2,709              2,709
                          6.8125% to 9/15/94                                                            1,181              1,181
                          7.0625% to 9/15/94                                                            2,810              2,810
                          7.00% to 9/29/94                                                              1,772              1,772
                          7.25% to 9/29/94                                                              4,215              4,215
                          7.25% to 10/14/94                                                               603                603
                          7.50% to 10/14/94                                                             1,436              1,436
                       TDII Company, Term Loan B, due 2/01/01:
                          9.00%(1)                                                                         64                 64
                          6.9375% to 9/02/94                                                           21,125             21,125
                          7.8125% to 11/03/94                                                           3,000              3,000
                                                                                                     --------           --------
                                                                                                      112,585            112,585

Drug Stores -- 5.27%   Duane Reade Co., Term Loan A, due 9/30/97:
                          7.8125% to 9/30/94                                                              512                512
                          8.00% to 11/30/94                                                            12,067             12,067
                       Duane Reade Co., Term Loan B, due 9/30/99, 8.50% to 11/30/94                    10,000             10,000
                       Jack Eckerd Corp., Term Loan, Series C, due 7/31/2000, 6.00% to 9/06/94         13,383             13,383
                       Thrifty Payless, Term Loan B, due 9/30/01, 8.125% to 11/23/94                   13,275             13,275
                                                                                                     --------           --------
                                                                                                       49,237             49,237

Electrical             Berg Electronics Inc., Term Loan A, due 3/31/00:
Instruments -- 1.96%      7.5625% to 9/26/94                                                              242                242
                          7.625% to 11/25/94                                                           12,088             12,088
                       Berg Electronics Inc., Term Loan B, due 6/30/01:
                          9.50%(1)                                                                         25                 25
                          7.875% to 11/25/94                                                            5,975              5,975
                                                                                                     --------           --------
                                                                                                       18,330             18,330

Food &                 American Italian Pasta, Term Loan C, due 12/31/00, 8.25% to 9/08/94              5,000              5,000
Beverage -- 7.98%      Domino's Pizza, Inc., Term Loan B, due 7/27/00, 7.50% to 9/06/94                15,000             15,000
                       Heileman Acquisition Company, Term Loan B, due 12/31/00, 7.5625% to 10/13/94    10,000             10,000

Merrill Lynch Senior Floating Rate Fund, Inc.
Schedule of Investments as of August 31, 1994 (continued)                                                         (in Thousands)

                                                                                                        Face             Value
Industry                         Senior Secured Floating Rate Loan Interests*                          Amount          (Note 1b)
Food & Beverage        MAFCO Worldwide, Term Loan B, due 6/30/01, 7.94% to 10/07/94                  $ 10,000           $ 10,000
(concluded)            President Baking Co., Inc., Term Loan B, due 9/30/00, 7.5625% to 9/23/94         4,988              4,988
                       Specialty Foods Corp., Term Loan B, due 8/31/99, 7.69% to 10/18/94              12,400             12,400
                       Specialty Foods Corp., Term Loan B3, due 8/31/99:
                          9.75%(1)                                                                        207                207
                          8.19% to 10/18/94                                                            16,936             16,936
                                                                                                     --------           --------
                                                                                                       74,531             74,531

Fuel Distribution --   Petrolane, Inc., Term Loan B, due 12/31/99:
3.30%                     6.8125% to 9/28/94                                                              396                396
                          6.9375% to 9/30/94                                                            1,551              1,551
                          6.9375% to 10/28/94                                                          28,888             28,888
                                                                                                     --------           --------
                                                                                                       30,835             30,835

Grocery --             Big V Supermarkets Inc., Term Loan B, due 3/15/00:
6.94%                     7.625% to 10/17/94                                                            5,200              5,200
                          7.75% to 11/15/94                                                             5,200              5,200
                       Circle K Acquisitions Corp., Term Loan B, due 7/31/01, 6.8125% to 9/29/94       15,000             15,000
                       Grand Union Company, Term Loan B, due 6/30/98:
                          9.75%(1)                                                                         48                 48
                          8.125% to 9/06/94                                                             6,333              6,333
                          7.625% to 9/09/94                                                             6,667              6,667
                       Pathmark Stores Inc., Term Loan B, due 10/31/99, 7.8125% to 9/26/94             10,000             10,000
                       Ralph's Grocery Company, Term Loan, due 6/30/98:
                          7.375% to 9/07/94                                                             7,715              7,715
                          7.625% to 9/14/94                                                               301                301
                          7.50% to 9/19/94                                                                301                301
                          7.5625% to 9/29/94                                                            1,959              1,959
                          7.4375% to 10/04/94                                                             518                518
                          7.625% to 10/24/94                                                              301                301
                          7.5625% to 11/09/94                                                           5,328              5,328
                                                                                                     --------           --------
                                                                                                       64,871             64,871

High Technology --     Anacomp, Inc., Term Loan, due 3/31/96, 7.5625% to 10/26/94                       1,238              1,238
1.25%                  Anacomp, Inc., Term Loan C, due 3/31/96, 7.5625% to 10/26/94                    10,405             10,405
                                                                                                     --------           --------
                                                                                                       11,643             11,643

Medical Devices --     Deknatel Holdings Corp., Term Loan A, due 4/20/99, 7.8125% to 10/25/94           2,417              2,417
1.06%                  Deknatel Holdings Corp., Term Loan B, due 4/20/01, 8.3125% to 10/25/94           7,500              7,500
                                                                                                     --------           --------
                                                                                                        9,917              9,917

Nautical Systems --    Sperry Marine, Inc., Term Loan, due 11/15/00:
1.10%                     7.4375% to 9/23/94                                                            5,378              5,378
                          8.25% to 12/23/94                                                             4,947              4,947
                                                                                                     --------           --------
                                                                                                       10,325             10,325

Paper -- 9.37%       ++Fort Howard Corp., Senior Secured B Notes, due 9/11/98, 7.57% to 9/12/94         5,000              5,000
                     ++Fort Howard Corp., Senior Secured D Notes, due 9/11/00, 8.00% to 9/12/94        20,000             20,000
                       Fort Howard Corp., Term Loan, due 12/31/96:
                          8.25%(1)                                                                          1                  1
                          9.125%(1)                                                                         5                  5
                          7.125% to 11/30/94                                                            1,791              1,791
                          7.25% to 11/30/94                                                               486                486
                       Jefferson Smurfit/Container Corp. of America, Term Loan B, due 4/30/02,
                       7.875% to 10/24/94                                                              44,000             44,000
                       Stone Container, Canadian Tender Loan, due 3/01/97:
                          7.5625% to 9/12/94                                                            1,160              1,160
                          7.75% to 9/19/94                                                              5,905              5,905
                          7.8125% to 9/29/94                                                              999                999

Merrill Lynch Senior Floating Rate Fund, Inc.
Schedule of Investments as of August 31, 1994 (concluded)                                                         (in Thousands)
                                                                                                        Face             Value
Industry                         Senior Secured Floating Rate Loan Interests*                          Amount          (Note 1b)
Paper                  Stone Container, Canadian Term Loan, due 3/01/97, 7.8125% to 9/29/94          $    786           $    786
(concluded)            Stone Container, US, Term Loan, due 3/01/97:
                          7.75% to 9/19/94                                                              6,519              6,519
                          7.8125% to 9/29/94                                                              936                936
                                                                                                     --------           --------
                                                                                                       87,588             87,588
Retail -- Specialty -- Music Acquisition Corp., Term Loan B, due 8/31/01:
5.62%                     7.6875% to 9/16/94                                                           14,062             14,062
                          8.375% to 2/17/95                                                             8,297              8,297
                       Music Acquisition Corp., Term Loan C, due 8/31/02, 8.0625% to 9/20/94            7,500              7,500
                       Saks & Co., Term Loan B, due 6/30/00, 7.88% to 11/09/94                         22,662             22,662
                                                                                                     --------           --------
                                                                                                       52,521             52,521
Transportation         Petro Properties, Term Loan B, due 5/24/01, 7.875% to 9/30/94                    9,000              9,000
Services -- 0.96%
Warehousing            Pierce Leahy Corp., Term Loan B, due 6/30/01, 7.75% to 9/01/94                  20,000             20,000
& Storage -- 2.14%
                       Total Senior Secured Floating Rate Loan Interests
                       (Cost -- $792,814) -- 84.84%                                                   792,814            792,814

                                    Short-Term Securities
Commercial Paper** --  ABN AMRO North American Finance, Inc., 4.33% due 9/01/94                        20,000             20,000
13.40%                 DuPont (E.I.) de Nemours & Co., 4.46% due 9/20/94                               25,000             24,941
                       General Electric Capital Corp., 4.75% due 9/01/94                               45,333             45,333
                       JC Penney Funding Corp:
                          4.71% due 9/02/94                                                            15,000             14,998
                          4.75% due 10/03/94                                                           20,000             19,916
                       Total Short-Term Securities (Cost -- $125,188) -- 13.40%                       125,333            125,188
                                                                                                       Shares
                                         Common Stock                                                   Held
Restaurants -- 0.03% ++TW Services, Inc. (Cost -- $0) -- 0.03%                                             44                276
                       Total Common Stock (Cost -- $0) -- 0.03%                                            44                276
                       Total Investments (Cost $918,003) -- 98.27%                                                       918,278
                       Other Assets Less Liabilities -- 1.73%                                                             16,185
                                                                                                                        --------
                       Net Assets -- 100.00%                                                                            $934,463
                                                                                                                        ========

  *The interest rates on senior secured floating rate loan interests are subject to change periodically based on the change in the prime rate of a US Bank, LIBOR (London Interbank Offered Rate), or, in some cases, another base lending rate. The interest rates shown are those in effect at August 31, 1994.

 **Commercial Paper is traded on a discount basis; the interest rates shown are the discount rates paid at the time of purchase by the Fund.

(1)Index is based on the prime rate of a US bank, which is subject to change daily.

 ++Restricted security as to resale. The value of the Fund's invest-ment in restricted securities was approximately $25,276,000, representing 2.70% of net assets.

                                 Cost         Acquisition
Senior Secured Notes        (In Thousands)       Date
Fort Howard Corp.              $ 25,000         9/11/91
                                 Cost         Acquisition
Common Stock                (In Thousands)       Date
TW Services, Inc.              $      0         6/03/91

The closing bid price for TW Services, Inc. Common Stock on
August 31, 1994 was $7.75 per share.

See Notes to Financial Statements.

Merrill Lynch Senior Floating Rate Fund, Inc.
Statement of Assets and Liabilities as of August 31, 1994
Assets:
Investments, at value (identified cost--$918,002,800) (Note 1b)                                                     $918,278,390
Cash                                                                                                                     210,029
Receivables:
  Capital shares sold                                                                         $20,081,292
  Interest                                                                                      6,276,867
  Commitment fees                                                                                   8,223             26,366,382
                                                                                              -----------
Deferred facility fees (Note 6)                                                                                           26,677
Deferred organization expenses (Note 1e)                                                                                  29,912
Prepaid registration fees and other assets (Note 1e)                                                                      79,303
                                                                                                                    ------------
Total assets                                                                                                         944,990,693
                                                                                                                    ------------
Liabilities:
Payables:
  Dividends to shareholders (Note 1f)                                                           1,419,683
  Investment adviser (Note 2)                                                                     715,246
  Administrator (Note 2)                                                                          188,222              2,323,151
                                                                                              -----------
Deferred income (Note 1d)                                                                                              7,931,680
Accrued expenses and other liabilities                                                                                   273,165
                                                                                                                    ------------
Total liabilities                                                                                                     10,527,996
                                                                                                                    ------------
Net assets                                                                                                          $934,462,697
                                                                                                                    ============

Net Assets Consist of:
Common Stock, par value $0.10 per share; 1,000,000,000 shares authorized                                            $  9,329,959
Paid-in capital in excess of par                                                                                     924,897,903
Accumulated realized capital losses--net (Note 7)                                                                        (40,755)
Unrealized appreciation on investments--net (Note 3)                                                                     275,590
                                                                                                                    ------------
Net Assets--Equivalent to $10.02 per share based on 93,299,587 shares of beneficial
interest outstanding                                                                                                $934,462,697
                                                                                                                    ============


See Notes to Financial Statements.


Merrill Lynch Senior Floating Rate Fund, Inc.
Statement of Operations for the Year Ended August 31, 1994
Investment Income (Note 1d):
Interest and discount earned                                                                                        $ 47,936,055
Facility and other fees                                                                                                6,024,792
                                                                                                                    ------------
Total income                                                                                                          53,960,847
Expenses:
Investment advisory fees (Note 2)                                                             $ 7,145,339
Administrative fees (Note 2)                                                                    1,880,353
Transfer agent fees (Note 2)                                                                      555,878
Borrowing costs (Note 6)                                                                          202,074
Professional fees                                                                                 182,066
Amortization of organization expenses (Note 1e)                                                   179,472
Registration fees (Note 1e)                                                                       134,054
Tender offer costs                                                                                 95,134
Printing and shareholder reports                                                                   82,974
Custodian fees                                                                                     72,441
Directors' fees and expenses                                                                       54,763
Accounting services (Note 2)                                                                       51,304
Other                                                                                             111,583
                                                                                              -----------
Total expenses                                                                                                        10,747,435
                                                                                                                    ------------
Investment income--net                                                                                                43,213,412
Realized Loss on Investments--Net (Notes 1d & 3)                                                                         (13,985)
Change in Unrealized Appreciation/Depreciation on Investments--Net (Note 3)                                             (124,460)
                                                                                                                    ------------
Net Increase in Net Assets Resulting from Operations                                                                $ 43,074,967
                                                                                                                    ============



See Notes to Financial Statements.

Merrill Lynch Senior Floating Rate Fund, Inc.                                                    For the Year Ended August 31,
Statements of Changes in Net Assets                                                               1994                   1993
Increase (Decrease) in Net Assets:
Operations:
Investment income--net                                                                       $ 43,213,412           $ 39,934,642
Realized gain (loss) on investments--net                                                          (13,985)                 2,039
Change in unrealized appreciation/depreciation on investments--net                               (124,460)             2,394,855
                                                                                             ------------           ------------
Net increase in net assets resulting from operations                                           43,074,967             42,331,536
                                                                                             ------------           ------------
Dividends to Shareholders (Note 1f):
Investment income--net                                                                        (43,213,412)           (39,934,642)
                                                                                             ------------           ------------
Net decrease in net assets resulting from dividends to shareholders                           (43,213,412)           (39,934,642)
                                                                                             ------------           ------------
Capital Shares Transactions (Note 4):
Net increase (decrease) in net assets derived from capital share transactions                 221,301,485           (123,412,312)
                                                                                             ------------           ------------
Net Assets:
Total increase (decrease) in net assets                                                       221,163,040           (121,015,418)
Beginning of year                                                                             713,299,657            834,315,075
                                                                                             ------------           ------------
End of year                                                                                  $934,462,697           $713,299,657
                                                                                             ============           ============



Merrill Lynch Senior Floating Rate Fund, Inc.                                                                 For the Year Ended
Statement of Cash Flows                                                                                          August 31, 1994
Cash Provided by Operating Activities:
Net increase in net assets resulting from operations                                                                $ 43,074,967
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by operating activities:
 Increase in receivables                                                                                              (1,948,885)
 Decrease in other assets                                                                                                259,876
 Increase in other liabilities                                                                                         1,500,087
 Realized and unrealized loss on investments--net                                                                        138,445
 Amortization of discount                                                                                             (1,636,509)
                                                                                                                    ------------
Net cash provided by operating activities                                                                             41,387,981
                                                                                                                    ------------
Cash Used for Investing Activities:
Proceeds from principal payments and sales of loan interests                                                         399,035,411
Purchases of loan interests                                                                                         (585,914,057)
Purchases of short-term investments--net                                                                             (15,661,889)
                                                                                                                    ------------
Net cash used for investing activities                                                                              (202,540,535)
                                                                                                                    ------------
Cash Provided by Financing Activities:
Cash receipts on capital shares sold                                                                                 334,644,640
Cash payments on capital shares tendered                                                                            (153,795,940)
Dividends paid to shareholders                                                                                       (19,486,117)
                                                                                                                    ------------
Net cash provided by financing activities                                                                            161,362,583
                                                                                                                    ------------
Cash:
Net increase in cash                                                                                                     210,029
Cash at beginning of year                                                                                                     --
                                                                                                                    ------------
Cash at end of year                                                                                                 $    210,029
                                                                                                                    ============
Non-Cash Financing Activities:
Capital shares issued in reinvestment of dividends paid to shareholders                                             $ 23,136,748
                                                                                                                    ============



See Notes to Financial Statements.


Merrill Lynch Senior Floating Rate Fund, Inc.
Financial Highlights

                                                                                                                         For the
                                                                                                                         Period
                                                                                                                         Nov. 3,
The following per share data and ratios have been derived                                For the Year                   1989++ to
from information provided in the financial statements.                                  Ended August 31,                 Aug. 31,
Increase (Decrease) in Net Asset Value:                                1994          1993        1992          1991        1990
Per Share Operating Performance:
Net asset value, beginning of period                                  $10.02       $ 9.99       $ 9.99       $10.00       $10.00
                                                                      ------       ------       ------       ------       ------
Investment income--net                                                   .59          .53          .64          .85          .76
Realized and unrealized gain (loss) on investments--net                   --          .03           --         (.01)          --
                                                                      ------       ------       ------       ------       ------
Total from investment operations                                         .59          .56          .64          .84          .76
                                                                      ------       ------       ------       ------       ------
Less Dividends:
Investment income--net                                                  (.59)        (.53)        (.64)        (.85)        (.76)
                                                                      ------       ------       ------       ------       ------
Net asset value, end of period                                        $10.02       $10.02       $ 9.99       $ 9.99       $10.00
                                                                      ======       ======       ======       ======       ======
Total Investment Return:*
Based on net asset value per share                                     5.94%        5.74%        6.58%        8.79%        7.63%+++
                                                                      ======       ======       ======       ======       ======
Ratios to Average Net Assets:
Expenses, net of reimbusement                                          1.43%        1.47%        1.39%        1.27%         .79%**
                                                                      ======       ======       ======       ======       ======
Expenses                                                               1.43%        1.47%        1.41%        1.33%        1.35%**
                                                                      ======       ======       ======       ======       ======
Investment income--net                                                 5.75%        5.27%        6.58%        8.44%        9.06%**
                                                                      ======       ======       ======       ======       ======
Supplemental Data:
Net assets, end of period (in millions)                               $  934       $  713       $  834       $1,705       $1,728
                                                                      ======       ======       ======       ======       ======
Portfolio turnover                                                    61.31%       90.36%       46.48%       58.22%       29.61%
                                                                      ======       ======       ======       ======       ======


  *Total investment returns exclude the effects of sales loads. The Fund is a continuously offered closed-end fund, the shares of which are offered at net asset value. Therefore, no separate market exists.
 **Annualized.
 ++Commencement of Operations.
+++Aggregate total investment return.


See Notes to Financial Statements.

Notes to Financial Statements

1. Significant Accounting Policies:
Merrill Lynch Senior Floating Rate Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a continuously offered non-diversified, closed-end management investment company.

(a) Loan participation interests -- The Fund invests in senior secured floating rate loan interests ("Loan Interests") with collateral having a market value, at time of acquisition by the Fund, which Fund management believes equals or exceeds the principal amount of the corporate loan. The Fund may invest up to 20% of its total assets in loans made on an unsecured basis. Depending on how the loan was acquired, the Fund will regard the issuer as including the corporate borrower along with an agent bank for the syndicate of lenders and any intermediary for the Fund's investment. Because agents and intermediaries are primarily commercial banks, the Fund's investment in corporate loans at August 31, 1994 could be considered to be concentrated in commercial banking.

(b) Valuation of investments -- Loan Interests and common stocks are valued at fair value. Fair value is determined in good faith by or under the direction of the Board of Directors of the Fund. Since Loan Interests are purchased and sold primarily at par value, the Fund values the Loan Interests at par, unless Merrill Lynch Asset Management, L.P. ("MLAM") determines par does not represent fair value. In the event such a determination is made, fair value will be determined in accordance with guidelines approved by the Fund's Board of Directors. Short-term securities with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Fund.

(c) lncome taxes -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income -- Security transactions are recorded on the dates the transactions are entered into (the trade dates). Interest income is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis. Facility fees are accreted into income over the term of the related loan.

(e) Deferred organization expenses and prepaid registration fees -- Deferred organization expenses are amortized on a straight-line basis over a five year period. Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions -- Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

2. Investment Advisory and Administrative Services Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with MLAM. Effective January 1, 1994, the investment advisory business of MLAM was reorganized from a corporation to a limited partnership. Both prior to and after the reorganization, ultimate control of MLAM was vested with Merrill Lynch & Co., Inc. ("ML & Co."). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of ML & Co. The limited partners are ML & Co. and Merrill Lynch Investment Management, Inc. ("MLIM"), which is also an indirect wholly-owned subsidiary of ML & Co.

Notes to Financial Statements
(concluded)

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to perform this investment advisory function.

For such services, the Fund pays a monthly fee at an annual rate of 0.95% of the Fund's average daily net assets. The Fund also has an Administrative Services Agreement with MLAM whereby MLAM will receive a fee equal to an annual rate of 0.25% of the Fund's average daily net assets on a monthly basis, in return for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund. The Investment Advisory Agreement obligates MLAM to reimburse the Fund to the extent the Fund's expenses (excluding interest, taxes, brokerage fees, commissions, and extraordinary items) exceed the lesser of a) 2.0% of the Fund's average daily net assets or b) 2.5% of the Fund's first $30 million of average daily net assets, 2.0% of the next $70 million of average daily net assets, and 1.5% of the average daily net assets in excess thereof. No fee payment will be made to the Investment Adviser during any fiscal year which will cause such expenses to exceed the most restrictive expense limitation applicable at the time of such payment.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or trustees of the Fund are officers and/or directors of MLIM, MLAM, FDS, PSI, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended August 31, 1994 were $585,914,057 and $399,035,411, respectively.

Net realized and unrealized gains (losses) as of August 31, 1994 were as follows:

                                 Realized       Unrealized
                                  Losses           Gains
Short-term investments       $    (13,985)              --
Common stock                           --     $    275,590
                             ------------     ------------
Total                        $    (13,985)    $    275,590
                             ============     ============

As of August 31, 1994, net unrealized appreciation for financial reporting and Federal income tax purposes aggregated $275,590, all of which related to appreciated securities. The aggregate cost of investments at August 31, 1994 for Federal income tax purposes was $918,002,800.

4. Capital Share Transaction:
Transactions in capital shares were as follows:

For the Year Ended                                 Dollar
August 31, 1994                   Shares           Amount

Shares sold                     35,126,101   $ 351,960,677
Shares issued to share-
holders in reinvestment
of dividends                     2,309,056      23,136,748
                              ------------   -------------
Total issued                    37,435,157     375,097,425
Shares tendered                (15,348,896)   (153,795,940)
                              ------------   -------------
Net increase                    22,086,261   $ 221,301,485
                              ============   =============

For the Year Ended                                 Dollar
August 31, 1993                   Shares           Amount

Shares sold                     14,572,615   $ 145,750,963
Shares issued to share-
holders in reinvestment
of dividends                     2,112,254      21,124,039
                              ------------   -------------
Total issued                    16,684,869     166,875,002
Shares tendered                (29,022,869)   (290,287,314)
                              ------------   -------------
Net decrease                   (12,338,000)  $(123,412,312)
                              ============   =============

5. Unfunded Loan Interests:
As of August 31, 1994, the Fund had unfunded loan commitments of $15,751,105, which would be extended at the option of the borrower, pursuant to the following loan agreements:

                                  Unfunded
                                 Commitment
Borrower                       (in thousands)

Gulfstream Corp.                    $7,961
Northwest Airlines, Inc.             4,858
Overhead Door Corp.                  2,932


6. Short-Term Borrowings:
On March 16, 1994, the Fund extended its loan commitment. The commitment is for $100,000,000, bearing interest at the Federal Funds Rate plus 1%--3% on the outstanding balance. The Fund had no borrowings under this commitment during the year ended August 31, 1994. For the year ended August 31, 1994, facility and commitment fees aggregated approximately $202,000.

7. Capital Loss Carryforward:
At August 31, 1994, the Fund had a net capital loss carryforward of approximately $34,000, all of which expires in 2001. These will be available to offset like amounts of any future taxable gains.

8. Subsequent Event:
The Fund began a quarterly tender offer on September 16, 1994.